Exhibit 99.1

Nebula Caravel Acquisition Corp. Completes Business Combination with Rover

Combined Company renamed Rover Group, Inc. and will trade on the Nasdaq Stock Exchange on August 2, 2021

San Francisco, CA, July 30, 2021 - A Place for Rover, Inc. (“Rover”), the world's largest network of five-star pet sitters and dog walkers, and Nebula Caravel Acquisition Corp. (NASDAQ: NEBC) ("Caravel"), a special purpose acquisition company sponsored by True Wind Capital Management, L.P. (“True Wind Capital”), announced today that they have closed their previously announced business combination agreement. The business combination was approved by Caravel’s stockholders at a meeting held on July 28, 2021.

Upon completion of the business combination, Caravel changed its name to Rover Group, Inc., and its common stock and warrants are expected to begin trading on the Nasdaq Stock Exchange under the ticker symbols “ROVR” and “ROVRW”, respectively, commencing August 2, 2021.

Co-founder and CEO Aaron Easterly will continue to lead Rover's highly experienced management team. Adam Clammer, CEO of Caravel and founding partner of True Wind Capital, will serve on Rover’s board of directors.

Advisors

Morgan Stanley & Co. LLC acted as exclusive financial advisor to Rover. J.P. Morgan Securities LLC also acted as capital markets advisor to Rover. Deutsche Bank Securities acted as lead financial advisor, capital markets advisor and private placement agent to Nebula Caravel Acquisition Corp. William Blair & Co., LLC, Stifel Financial Corp., JMP Securities LLC, and Canaccord Genuity LLC also acted as capital markets advisors and private placement agents to Nebula Caravel Acquisition Corp. Wilson Sonsini Goodrich & Rosati acted as legal advisor to Rover. Simpson Thacher & Bartlett LLP acted as legal advisor to Caravel.

About Rover

Founded in 2011 and based in Seattle, Rover is the world’s largest online marketplace for pet care. Rover connects pet parents with pet providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, drop-in visits, and grooming.

About True Wind Capital

True Wind Capital is a San Francisco-based private equity firm focused on investing in leading technology companies. True Wind has a broad investing mandate, with deep industry expertise across software, data analytics, tech-enabled services, internet, financial technology, and hardware. Rover is True Wind's 8th platform investment.

About Nebula Caravel Acquisition Corp.

Nebula Caravel Acquisition Corp. ("Caravel") is a blank check company sponsored by True Wind and led by Adam H. Clammer and James H. Greene, Jr., who serve as Chief Executive Officer and Chairman, respectively, formed for the purpose of partnering with one high-quality technology business. Caravel’s merger with Rover follows Nebula Acquisition Corp.’s successful merger with Open Lending (NASDAQ: LPRO) in June 2020.

Rover

MEDIA

pr@rover.com

Kristin Sandberg

(360) 510-6365

INVESTORS

brinlea@blueshirtgroup.com

Brinlea Johnson

(415) 269-2645

True Wind Capital

heatherc@truewindcapital.com

Heather Chrisco

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